September 23, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: Franchise Holdings International, Inc.
EIN: 65-0782227

Commissioners:

We were previously the principal accountants for Franchise Holdings International, Inc., and we reported on the financial statements of Franchise Holdings International, Inc. as of and for the year ended September 30, 2010. We have not provided any audit services to Franchise Holdings International, Inc. since the audit of the September 30, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Franchise Holdings International, Inc. through June 30, 2011. Effective September 23, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated September 23, 2011. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

Cordovano and Honeck, LLP

Cordovano and Honeck LLP
Englewood, Colorado